Exhibit 99.1

Freshpet, Inc. Reports Second Quarter 2015 Financial Results

Second Quarter Net Sales Increased Approximately 39% to $28.4 Million

Company Reiterates Guidance

SECAUCUS, N.J. – August 11, 2015 – Freshpet, Inc. (“Freshpet” or the “Company”) (Nasdaq: FRPT) today reported financial results for its second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights Compared to Prior Year Period

•	Net sales were $28.4 million, up 39.1%
•	Adjusted EBITDA increased $3.1 million to $2.8 million
•	Freshpet Fridges increased 14.0% to 14,354 from 12,593

First Six Months of Fiscal 2015 Financial Highlights Compared to Prior Year Period

•	Net sales were $55.4 million, up 39.5%
•	Adjusted EBITDA increased $4.4 million to $4.8 million

“Our mission to provide simple, natural foods continues to resonate with pet parents and has propelled our strong performance in the first six months of 2015” said Richard Thompson, Freshpet’s Chief Executive Officer. “In the second quarter, net sales increased approximately 39% reflecting improved sales velocity across each of our retail channels and enabled us to achieve increased adjusted EBITDA. We continue to make strategic investments in increasing manufacturing capacity and in future sales growth to support the tremendous opportunities ahead of us.”

Second Quarter 2015

Net sales increased 39.1% to $28.4 million compared to $20.4 million in the second quarter of 2014. Net sales for the second quarter of 2015 include sales associated with the Company’s Freshpet Baked test product. Excluding the impact of the Freshpet Baked test product, net sales for the second quarter of 2015 increased 34.3% to $27.4 million. Second quarter net sales growth was driven by increased velocity across all retail channels. The Company also experienced an increase in Freshpet Fridges to 14,354 from 12,593 in the second quarter of 2014.

Gross profit was $13.7 million, or 48.2% of net sales, compared to $10.1 million for the same quarter last year. The increase in gross profit for the second quarter of 2015 is primarily due to higher net sales and lower manufacturing costs per pound on rolls and roast meals, slightly offset by increased cost of goods sold related to product sales mix as a result of increased net sales from the Company’s new innovative refrigerated product, Freshpet® Select Fresh From the Kitchen™. Excluding the margin impact from the Company’s Fresh Baked test product, gross margin was 48.9%, compared to 49.4% during the same period last year.

Selling, general and administrative expenses (“SG&A”) were $15.7 million compared to $13.4 million for the same quarter last year. As a percentage of net sales, SG&A decreased to 55.3% from 65.7% in the second quarter of 2014. After adjusting $1.7 million and $0.2 million for non-cash items related to stock-based compensation and the fair valuation of warrants in 2015 and 2014, respectively, as well as $0.6 million in the second quarter of 2015 for fees and expenses associated with the Company’s secondary offering completed on May 5, 2015, SG&A decreased as a percentage of net sales to 47.3% from 64.6% of net sales in the second quarter of 2014.

Net loss was $2.2 million compared to a net loss of $6.3 million in the second quarter of 2014. Net loss in the second quarter of 2014 included $1.8 million of fees on debt guarantee with no corresponding fees recorded in the second quarter of 2015. Net loss in the second quarter of 2015 includes $0.6 million of fees and expenses associated with the Company’s secondary offering completed on May 5, 2015.

Adjusted EBITDA increased $3.1 million to $2.8 million from a loss of $0.4 million in the second quarter of 2014. Freshpet Baked test product had adjusted EBITDA of less than $0.1 million during the three month ended June 30, 2015. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the financial tables in this press release for a reconciliation of all non-GAAP financial measures.

First Six Months of Fiscal 2015

Net sales for the first six months of 2015 increased 39.5% to $55.4 million compared to $39.7 million during the first six months of 2014. Net sales for the first six months of 2015 include sales associated with the Company’s Fresh Baked test product. Excluding the impact of the Fresh Baked test product, net sales for the first six months of 2015 increased 35.6% to $53.9 million. Net sales growth was driven by increased velocity across all retail channels.

Gross profit was $26.9 million, or 48.6% of net sales, compared to $19.4 million, or 48.7% of net sales, in the same period last year. Excluding the margin impact from the Company’s Fresh Baked test product, gross margin was 49.1% of net sales, compared to 48.7% in the same period last year.

SG&A was $31.5 million compared to $25.0 million in the prior year. After adjusting $3.6 million and $0.4 million for non-cash items related to stock compensation and fair valuation of warrants in 2015 and 2014, respectively, as well as $0.6 million for fees and expenses associated with the companies secondary offering in the second quarter of 2015, SG&A decreased as a percentage of net sales to 49.3% compared to 61.8% of net sales in the first six months of 2014.

Net loss for the six months ended June 30, 2015 was $4.8 million compared to $11.4 million in the same period of 2014. Net loss in the six months ended June 30, 2014 included $3.6 million of fees on debt guarantee with no corresponding fees recorded in the second quarter of 2015. Net loss in 2015 includes $0.6 million of fees and expenses associated with the Company’s secondary offering completed on May 5, 2015.

Adjusted EBITDA increased $4.4 million to $4.8 million from adjusted EBITDA of $0.4 million for the same period last year. Excluding the impact of the Freshpet Baked test product, adjusted EBITDA would have increased $4.9 million to $5.3 million.

Cash and Net Debt

As of June 30, 2015, the Company had cash and equivalents and short term investments (certificates of deposit) of $23.5 million, compared to $36.3 million as of December 31, 2014. The decrease in cash and equivalents and short term invesments is primarily due to the capital expenditures related to the expansion of the Company’s Freshpet Kitchens in Bethlehem, Pennsylvania, the purchase of a building and 6.5 acres of land that is adjacent to Freshpet Kitchens for approximately $5.0 million, and capital investments to increase distribution through the purchase of additional Freshpet Fridges.

In conjunction with its initial public offering, the Company entered into a $40 million credit facility, of which zero was outstanding at June 30, 2015. The Company expects to use its current liquidity, which includes its available Credit Facility to continue its expansion of its manufacturing facility to further add capacity and further grow distribution.

Outlook

The Company reiterated its guidance for 2015. For full year 2015, excluding any potential incremental impact associated with the expanded test of the Company’s Freshpet Baked product, the Company expects the following full year results compared to prior year:

•	Net sales of $112.0 to $114.5 million, an increase of 29% to 32%.
•	Adjusted EBITDA of $16.0 to $17.5 million an increase of $10.5 to $12.0.
•	Freshpet Fridges of approximately 15,100 to 15,600, an increase of approximately 13% to 17%.

Conference Call and Webcast

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin at 5:00 p.m. ET on Tuesday, August 11, 2015. To participate on the live call listeners in North America may dial (844) 452-6821 and international listeners may dial (724) 924-4985; the passcode is 92123770.

In addition, the call will be broadcast live over the Internet hosted at the "Investor" section of the Company's website at www.freshpet.com and will be archived online through August 25, 2015. A telephonic playback will be available from 7:30 p.m. ET, August 11, 2015, through August 25, 2015. North American listeners may dial (855) 859-2056 and international listeners may dial (404) 537-3406; the passcode is 92123770.

About Freshpet

Freshpet has a single-minded mission – to bring the power of fresh, natural food to dogs and cats. We are committed to doing so in ways that are good for pets, for the people who love them, and for the planet we live on. That's why all Freshpet recipes are thoughtfully prepared using fresh, locally sourced ingredients.

Forward Looking Statements

Certain statements in this release may constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Measures

Management believes that EBITDA and Adjusted EBITDA, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. EBITDA, which represents net loss plus depreciation and amortization, interest expense (including fees on debt guarantee), and income tax expense, and Adjusted EBITDA, which represents EBITDA plus loss on disposal of equipment, new plant startup expenses and processing, share based compensation, launch expenses, warrant expenses, and fees associated with the secondary offering, are shown as supplemental disclosures because these figures are widely used by the investment community for analysis and comparative evaluation and each of these measures provides an additional metric to evaluate the Company’s operations and, when considered with both the Company’s U.S. GAAP results and the reconciliation to net loss, provides a more complete understanding of the Company’s business than could be obtained absent this disclosure. EBITDA and Adjusted EBITDA are not and should not be considered alternatives to net loss or any other figure calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The Company’s calculation of EBITDA and Adjusted EBITDA may differ from methods used by other companies. Management believes that these non-GAAP measurements are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. We have not reconciled our expected Adjusted EBITDA to net income under “Outlook” because we have not finalized our calculations of several factors necessary to provide the reconciliation, including net income, interest expense and income tax expense. In addition, certain items that impact net income and other reconciling metrics are out of our control and/or cannot be reasonably predicted at this time.

CONTACT

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Michael Fox

203-682-8218

Michael.fox@icrinc.com

FRESHPET INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 16,046,925	$ 36,259,252
Short-term investments	7,499,205	—
Accounts receivable, net	6,297,531	5,360,400
Inventories, net	7,811,256	7,314,151
Prepaid expenses and other current assets	689,654	1,291,379
Total Current Assets	38,344,571	50,225,182
Property, plant and equipment, net	69,183,959	57,825,961
Deposits on equipment	3,856,464	2,883,234
Other assets	1,492,825	1,527,483
Total Assets	$ 112,877,819	$ 112,461,860
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	7,154,534	5,423,905
Accrued expenses	2,406,790	2,938,316
Accrued warrants	777,103	706,940
Total Current Liabilities	$ 10,338,427	$ 9,069,161
Total Liabilities	$ 10,338,427	$ 9,069,161
STOCKHOLDERS' EQUITY:
Common stock	33,505	33,468
Additional paid-in capital	292,179,262	288,216,882
Accumulated deficit	(189,673,375)	(184,857,651)
Total Stockholders' Equity	102,539,392	103,392,699
Total Liabilities and Stockholders' Equity	$ 112,877,819	$ 112,461,860

FRESHPET INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
NET SALES	$ 28,359,404	$ 20,386,038	$ 55,414,078	$ 39,736,235
COST OF GOODS SOLD	14,699,240	10,313,193	28,500,895	20,370,265
GROSS PROFIT	13,660,164	10,072,845	26,913,183	19,365,970
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	15,694,304	13,401,264	31,486,007	24,995,794
LOSS FROM OPERATIONS	(2,034,140)	(3,328,419)	(4,572,824)	(5,629,824)
OTHER EXPENSES:
Other Expenses, net	(68,831)	(43,477)	(64,682)	(85,076)
Fees on Debt Guarantee	—	(1,807,969)	—	(3,645,216)
Interest Expense	(110,679)	(1,078,935)	(148,218)	(2,032,910)
	(179,510)	(2,930,381)	(212,900)	(5,763,202)
LOSS BEFORE INCOME TAXES	(2,213,650)	(6,258,800)	(4,785,724)	(11,393,026)
INCOME TAX EXPENSE	15,000	8,000	30,000	16,000
NET LOSS	(2,228,650)	(6,266,800)	(4,815,724)	(11,409,026)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (2,228,650)	$ (10,771,075)	$ (4,815,724)	$ (18,256,717)
NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	$ (0.07)	$ (0.77)	$ (0.14)	$ (1.30)
-DILUTED	$ (0.07)	$ (0.77)	$ (0.14)	$ (1.30)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
OUTSTANDING USED IN COMPUTING NET LOSS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
-BASIC	33,484,997	14,035,660	33,477,415	14,035,660
-DILUTED	33,484,997	14,035,660	33,477,415	14,035,660

FRESHPET INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,815,724)	$ (11,409,026)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities:
Provision for losses on accounts receivable	24,001	211,565
Loss on disposal of equipment and deposits on equipment	80,679	70,710
Fees on debt guarantee	—	3,645,216
Share based compensation	3,664,450	485,852
Fair value adjustment for outstanding warrants	70,163	—
Change in reserve for inventory obsolescence	(5,031)	(79,292)
Depreciation and amortization	3,624,282	3,124,096
Amortization of deferred financing costs and loan discount	70,974	126,047
Changes in operating assets and liabilities
Accounts receivable	(961,132)	(2,085,862)
Inventories	(492,074)	(161,317)
Prepaid expenses and other current assets	601,725	(1,115,719)
Other assets	(44,947)	(94,067)
Accounts payable	739,238	1,735,920
Accrued expenses and accrued interest on long-term debt	(497,140)	1,100,936
Net cash flows provided by (used in) operating activities	2,059,464	(4,444,941)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(7,499,205)	—
Acquisitions of property, plant and equipment, software and deposits on equipment	(10,035,332)	(10,361,113)
Acquisitions of land and building	(4,979,710)	—
Proceeds from sale of equipment	—	234,127
Net cash flows used in investing activities	(22,514,247)	(10,126,986)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt	—	7,500,000
Exercise of options to purchase common stock	242,456	—
Proceeds from preferred stock - Series C issued	—	6,550,996
Net cash flows provided by financing activities	242,456	14,050,996
NET CHANGE IN CASH AND EQUIVALENTS	(20,212,327)	(520,931)
CASH AND EQUIVALENTS, BEGINNING OF YEAR	36,259,252	2,444,754
CASH AND EQUIVALENTS, END OF PERIOD	$ 16,046,925	$ 1,923,823

FRESHPET INC. AND SUBSIDIARIES

RECONCILIATON BETWEEN NET LOSS AND ADJUSTED EBITDA

(Amounts in thousands)

Certain totals may not sum due to rounding

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Loss	$ (2,229)	$ (6,267)	$ (4,816)	$ (11,409)
Fees on debt guarantee	—	1,808	—	3,645
Depreciation and amortization	1,869	1,536	3,624	3,124
Interest expense	111	1,079	148	2,033
Income tax expense	15	8	30	16
EBITDA	$ (234)	$ (1,836)	$ (1,014)	$ (2,591)
Loss on disposal of equipment	72	36	81	71
Launch expense	596	1,202	1,400	2,334
New plant startup expenses and processing	—	—	—	113
Noncash stock based compensation	1,804	243	3,664	486
Warrant fair valuation	(44)	—	70	—
Secondary fees	593	—	593	—
Adjusted EBITDA	$ 2,787	$ (355)	$ 4,794	$ 413